U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Form 3                                            ------------------------------
                                                  OMB Number     3235-0104
                                                  Expires:  April 30, 1999
                                                  Estimated average burden
                                                  hours per response . . . . 0.5
                                                  ------------------------------



Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940

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

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1.   Name and Address of Reporting Person   2.   Date of Event Re-   4.  Issuer Name and Ticker or Trading Symbol
                                                 quiring Statement
John Hancock Mutual Life Insurance Company       (Month/Day/Year)        Chai-Na-Ta Corporation  ("CCCFF")
                                                   July 7, 1999
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     (Last)       (First)      (Middle)     3.   IRS or Social Se-   5.  Relationship of Reporting Person to Issuer 6. If Amendment,
                                                 curity Number of                 (Check all applicable)               Date of
P.O. Box 111                                     Reporting Person        _____ Director        __X__ 10% Owner         Original
                                                                                                                    (Month/Day/Year)
_________________________________________          (Voluntary)           _____ Officer (give   _____ Other (specify
                (Street)                                                                title below)         below)       N/A
                                                    04-1414660                      _______________________
Boston,           MA              02117

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 (City)         (State)           (Zip)                              Table 1 -- Non-Derivative Securities Beneficially Owned

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1.   Title of Security                            2.  Amount of Securities      3.  Ownership           4. Nature of Indirect
     (Instr. 4)                                       Beneficially Owned            Form:  Direct          Beneficial Ownership
                                                      (Instr. 4)                    (D) or Indirect        (Instr. 5)
                                                                                    (I)   (Instr.5)
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Common Stock                                             1,005,000                        D

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)
                                                     (Print or Type Responses)                                       SEC 1473 (8/92)


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FORM 3 (continued)                        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative Security   2.   Date Exer-     3. Title and Amount of      4.   Conver-   5. Owner-    6. Nature of Indirect
  (Instr. 4)                          cisable and       Securities Underlying         sion or      ship         Beneficial Ownership
                                      Expiration        Derivative Security           Exercise     Form of      (Instr. 5)
                                      Date              (Instr. 4)                    Price of     Deri-
                                      (Month/Day/                                     Deri-        vative
                                      Year)                                           vative       Security
                                                                                      Security

                                 -----------------------------------------------
                                 Date       Expira-                    Amount                      Direct
                                 Exer-      tion                       or                          (D) or
                                 cisable    Date          Title        Number                      Indirect
                                                                       of                          (I)
                                                                       Shares                      (Instr. 5)

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Warrants for Common Stock        6/18/96   6/18/01     Common Stock    281,862 Fn1     $3.50          D              N/A

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Explanation of Responses:
1 The number and price of the securities issuable upon exercise shall be adjusted pursuant to certain anti-dilution provisions.


                                                                                                  John Hancock Mutual Life Insurance
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations          Company
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                  By:                        7/19/99
                                                                                                  -----------------         --------
                                                                                                  **Roger G. Nastou           Date
                                                                                                    Vice President
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

                                                                                                                              Page 2
                                                                                                                     SEC 1473 (8/92)
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